UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 26, 2006

Digene Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-28194	52-1536128
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1201 Clopper Road, Gaithersburg, Maryland		20878
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(301) 944-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 26, 2006, the Board of Directors of Digene Corporation (the "Company") approved certain changes to the Company’s non-employee director compensation policy. The revised policy is effective as of July 1, 2006. The policy was changed to provide: an additional annual retainer of $50,000 for any non-executive Chairman of the Board; a $5,000 annual retainer for the Nominating and Corporate Governance Committee Chair; and increased fees for in person and telephonic Nominating and Corporate Governance Committee meetings equal to those paid to members of the Audit and Compensation Committees. A copy of the revised non employee director compensation policy is attached as an exhibit to this Form 8-K.

On October 26, 2006, the Compensation Committee of the Board of Directors of the Company approved an increase to the annual salary of Joseph P. Slattery, its Chief Financial Officer and Senior Vice President, Finance and Information Systems, to $280,000 annually. The salary increase was approved in connection with Mr. Slattery’s appointment to the office of Chief Financial Officer of the Company as of October 1, 2006, and the salary increase is effective as of such date.

On October 26, 2006, the Compensation Committee of the Board of Directors of the Company approved an increase to the annual salary of Attila T. Lorincz, Ph.D., its Senior Vice President, Science and Technology and Chief Scientific Officer, to $365,000. The salary increase was approved in connection with Mr. Lorincz’s appointment to the office of Senior Vice President, Science and Technology of the Company as of October 30, 2006, and the salary increase is effective as of such date.

As previously announced on October 27, 2006, on October 30, 2006, James H. Godsey, Ph.D., was hired as the Company’s new Senior Vice President, Research and Development. On October 30, 2006, the Company entered into an Employment Agreement (the "Employment Agreement") and a Change in Control Employment Agreement (the "CIC Agreement") with Dr. Godsey. Under the Employment Agreement, Dr. Godsey will be paid a base salary of $365,000 per year, and is eligible to participate in the Company’s FY 2007 bonus pool, with a guaranteed pro-rated bonus payment of $65,000, contingent upon the Company’s financial performance, achievement of personal performance goals and continued employment requirements. He will also receive a $75,000 signing bonus, subject to compliance with certain conditions. Dr. Godsey will also received designated relocation and temporary living reimbursement benefits including temporary living expenses of not more than $24,000, relocation and home sale expenses of up to $175,000, and other relocation-related reimbursement, including tax equalization payments. Some of those reimbursement benefits are subject to repayment obligations in designated circumstances. On October 30, 2006, Dr. Godsey received the following equity based incentive awards: stock options to acquire up to 22,500 shares of common stock, subject to a vesting schedule, a Performance Shares Award with a determined value at grant equal to $195,000 which will vest and be earned in three years contingent upon achievement of certain established Company financial performance criteria and continued employment with the Company, and restricted stock units with a determined value on the date of award of $25,000, which will vest over a three-year period.

Under the Employment Agreement, Dr. Godsey will be entitled to receive severance payments equal to one year’s salary and defined pro rata bonus if he is terminated without cause by the Company. The Employment Agreement also contains a non-compete covenant. Under the CIC Agreement, Dr. Godsey will be entitled to receive severance payments equal to one year’s salary and defined pro rata bonus, plus other benefits, including excise tax reimbursement, if applicable, if he is terminated without cause by the Company, or if he terminates for Good Reason, following a defined Change of Control event. The Employment Agreement and CIC Agreement have substantially identical provisions to the form of Employment Agreement and Change in Control Employment Agreement for executive officers previously filed by the Company with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Non-Employee Director Compensation Policy

10.2 Form of Employment Agreement between Digene Corporation and James H.
Godsey, Ph.D. (incorporated by reference to Exhibit 10.2 to Digene’s
Quarterly Report on Form 10-Q for the quarter ended March 31, 2006).

10.3 Form of Change In Control Employment Agreement between Digene Corporation and James H. Godsey, Ph.D. (incorporated by reference to Exhibit 10.4 to
Digene’s Quarterly Report on Form 10-Q for the quarter ended March 31,
2006).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digene Corporation

October 31, 2006	By:	/s/ Vincent J. Napoleon

Name: Vincent J. Napoleon
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Non-Employee Director Compensation Policy